Exhibit 99.2

VERTRO TO PRESENT AT TECHAMERICA’S 40th ANNUAL AEA CLASSIC FINANCIAL CONFERENCE ON NOVEMBER 9, 2010

NEW YORK, NY, November 8, 2010 - Vertro, Inc. (NASDAQ:VTRO) today announced that its President and CEO, Peter Corrao, will be presenting on Tuesday, November 9, 2010 at the 40th Annual AeA Classic Financial Conference being hosted by TechAmerica in San Diego, CA. The presentations will begin at approximately 8:30 a.m. (Pacific Time).

A copy of Mr. Corrao’s presentation will be included in a Form 8-K, which will be filed with the U.S. Securities and Exchange Commission and will be available via the Company’s Investor Relations website at: http://www.vertro.com.

www.vertro.com

About Vertro, Inc.
Vertro, Inc. (NASDAQ: VTRO) is an Internet company that owns and operates the ALOT product portfolio. Through ALOT, consumers can discover apps which they can display through three specific products: ALOT Appbar, ALOT Toolbar and ALOT Home. These apps are developed in-house and by third party app developers and are designed to enhance the way people interact with content online. ALOT has millions of users across its product portfolio. Together these users conduct high-volumes of type-in-search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate", "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our agreement with Google, which accounts for a significant portion of our revenue, has a two year term that expires on December 31, 2010; if we are unable to renew our agreement with Google, or we renew our agreement on less favorable terms, we will likely experience a decline in revenue and our business operations may be significantly harmed, (2)  our ability to successfully execute upon our corporate strategies, (3) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (4) our ability to develop and successfully market new products and services, and (5) the potential acceptance of new products in the market.  Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q3 2010.

Alex Vlasto
VP, Marketing & Communications
646.253.0627
alex.vlasto@vertro.com